EXHIBIT 99.02


                         Wednesday, September 10, 1997

      D&E Communications, Inc. Announces the Sale of Its RSA 12 Interests

         EPHRATA, Pa., Sept. 10 / PRNewswire/ -- D&E Communications, Inc. (D&E) (Nasdaq/NMS: DECC) today announced that D&E Holdings, L.P., a Pennsylvania limited partnership comprised of wholly owned subsidiaries of D&E, assigned its 33% interest in the RSA 12 cellular enterprise to Telespectrum, Inc., a Kansas corporation, in exchange for approximately $4.0 million.

         "This sale remains in line with D&E's corporate strategy of focusing more of our resources into developing Personal Communications Services (PCS)," said W. Garth Sprecher, Vice President and Corporate Secretary of D&E.

         D&E is the parent company of five wholly owned subsidiaries. D&E Telephone Company; Red Rose Communications, Inc.; D&E Wireless, Inc.; D&E Marketing Corp.; and D&E Investments, Inc. These subsidiaries furnish a wide variety of telecommunications services to south central Pennsylvania. D&E provides feature-rich advanced local telephone service through more than 52,000 access lines in an area of approximately 227 square miles in parts of Lancaster, Berks and Lebanon counties with a modern digital fiber optic telecommunications network. D&E furnishes video conferencing and paging services, and nationwide and international communications services through interconnection with the facilities of other companies. Through D&E Investments, it owns several PCS licenses and is in the process of developing a regional PCS system.

/CONTACT: W. Garth Sprecher of D&E Communications, 717-738-8304/  15:47 EDT

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